ATSG RECEIVES NASDAQ DEFICIENCY NOTICE

Wilmington, Ohio - September 22, 2008 - Air Transport Services Group, Inc. (NASDAQ: ATSG) received a written notification from The NASDAQ Stock Market ("NASDAQ") on September 16, 2008, indicating that the minimum bid price of the Company's common stock had fallen below $1.00 for 30 consecutive business days and that it was therefore not in compliance with NASDAQ Marketplace Rule 4405(a)(5). The notice further provided that in accordance with the NASDAQ Marketplace Rules, the Company will be provided 180 calendar days, or until March 16, 2009, to regain compliance with the minimum bid price requirement.

If at any time before March 16, 2009, the bid price of the Company's stock closes at $1.00 or higher for a minimum of ten consecutive business days, NASDAQ will notify the Company that it has achieved compliance with the minimum bid price requirement. If the Company does not regain compliance with the minimum bid price requirement by March 16, 2009, NASDAQ will notify the Company that its common stock will be delisted from The NASDAQ Global Market.

In the event the Company receives notice that its common stock is being delisted from The NASDAQ Global Market, the NASDAQ Marketplace Rules permit the Company to appeal the delisting to a NASDAQ Listing Qualifications Panel.  Alternatively, NASDAQ may permit the Company to transfer its common stock to The NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in NASDAQ Marketplace Rule 4310(c), except for the minimum bid price requirement.  If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the minimum bid price requirement in order to remain on The NASDAQ Capital Market.

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., and LGSTX Services, Inc.

For more information, contact:
Air Transport Services Group, Inc.
Quint Turner
937-382-5591